Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND REPORT ON SCHEDULES

To the Board of Directors and Stockholders of
PanAmSat Holding Corporation

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-121463 on Form S-1 of our report relating to the consolidated financial statements of PanAmSat Holding Corporation and subsidiaries, dated February 17, 2005 (March 14, 2005 as to Note 17) appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of PanAmSat Holding Corporation. These financial statement schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

/s/  DELOITTE & TOUCHE LLP

Stamford, Connecticut
March 14, 2005